Exhibit 99.1

CalAmp Announces the Unexpected Passing of
President and CEO Jeff Gardner

IRVINE, Calif., Aug 28, 2023 (GLOBE NEWSWIRE) -- CalAmp (Nasdaq: CAMP), announced that Jeff Gardner, the Company’s President and Chief Executive Officer, passed away unexpectedly on Sunday August 27th due to presumed natural causes.

Henry Maier, Chairman of the Board of Directors, issued the following statement on behalf of the Board: “We are shocked and profoundly saddened by the passing of Jeff Gardner. Jeff was a dedicated and humble leader who cared deeply for his colleagues, his family and his community. We extend our most heartfelt condolences and sympathy to his family, especially his wife, Chris, and their three boys. We will honor his legacy and remember the extraordinary impact he had on so many. Our thoughts and prayers are with them during this difficult time.”

Jason Cohenour, Director on CalAmp’s Board of Directors, has been named Interim Chief Executive Officer by the board, effective immediately.

About CalAmp

CalAmp (Nasdaq: CAMP) provides flexible solutions to help organizations worldwide monitor, track and protect their vital assets. Our unique combination of software, devices and platform enables over 14,000 commercial and government organizations worldwide to increase efficiency, safety and transparency while accommodating the unique ways they do business. With over 10 million active edge devices and 275+ issued or pending patents, CalAmp is the telematics leader organizations turn to for innovation and dependability. For more information, visit calamp.com, or LinkedIn, Twitter, YouTube or CalAmp Blog.

CalAmp, LoJack, TRACKER , Here Comes The Bus , Bus Guardian , iOn Vision , CrashBoxx and associated logos are among the trademarks of CalAmp and/or its affiliates in the United States, certain other countries and/or the EU. Spireon acquired the LoJack® U.S. Stolen Vehicle Recovery (SVR) business from CalAmp and holds an exclusive license to the LoJack mark in the United States and Canada. Any other trademarks or trade names mentioned are the property of their respective owners.